UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: July 2, 2009 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

BDC Capital, Inc. (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2009, the Board of Directors accepted the resignation of John Witham as Chief Financial Officer.  There have been no disagreements between Mr. Witham and the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.  The Company has provided Mr. Witham a copy of the disclosures it is making in this Item 5.02 no later than the day of filing this Form 8-K with the SEC.  The Company has also provided Mr. Witham the opportunity to furnish the Company, as promptly as possible, a letter addressed to the Company stating whether he agrees with the statements made by the Company in this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received by the Company from Mr. Witham with the SEC as an exhibit by an amendment to this Form 8-K within two business days after receipt by the Company.

Effective July 2, 2009, Mr. Paul Gramstad was appointed Chief Financial Officer. Mr. Gramstad is currently serving as Controller and Principal Accounting Officer of the Company.  Mr. Gramstad previously served as acting CFO of the Company from October 5, 2007, to September 16, 2008.  There have been no transactions between Mr. Gramstad and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

Following is a brief description of Mr. Gramstad’s business experience:

For the past two years, Mr. Gramstad has been responsible for DigitalTown’s financial reporting and accounting function serving as their Controller, acting CFO and as a consultant.   Prior to that, Paul has served as a Chief Financial Officer , Controller and Accounting Manager and held several staff level accounting positions.  Mr. Gramstad is a 1983 graduate of Gustavus Adolphus College and is a Certified Public Accountant

SIGNATURES

Dated: July 2, 2009	DIGITALTOWN, INC By: /s/ Richard Pomije Richard Pomije Principal Executive Officer